Exhibit 99.1

Trevena Announces Receipt of Nasdaq Delisting Notification

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CHESTERBROOK, Pa., October 4, 2024 (GLOBE NEWSWIRE) -- Trevena, Inc. (Nasdaq:TRVN), a biopharmaceutical company focused on the development and commercialization of novel medicines for patients with central nervous system (CNS) disorders, today announced that on October 4, 2024 the Company received notice that the Nasdaq Hearings Panel (the “Panel”) had determined to delist the Company’s common stock from The Nasdaq Stock Market LLC (“Nasdaq”) due to the Company’s failure to comply with the minimum stockholder’s equity requirement under Nasdaq Listing Rule 5550(b)(1) (the “Equity Standard Rule”). As previously disclosed, the Panel had provided the Company until October 2, 2024, to regain compliance with the Equity Standard Rule.

Trading in the Company’s common stock will be suspended on Nasdaq effective with the open of business on October 8, 2024. As a result, the Company expects its common stock to begin trading on the Pink Open Market operated by the OTC Markets Group, Inc. (commonly referred to as the “pink sheets”). There can be no assurance that a broker will continue to make a market in the Company’s common stock or that trading of the common stock will continue on an over-the-counter market or elsewhere.

About Trevena

Trevena, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative medicines for patients with CNS disorders. The Company has one approved product in the United States, OLINVYK® (oliceridine) injection, indicated in adults for the management of acute pain severe enough to require an intravenous opioid analgesic and for whom alternative treatments are inadequate. The Company’s novel pipeline is based on Nobel Prize winning research and includes three differentiated investigational drug candidates: TRV045 for diabetic neuropathic pain and epilepsy, TRV250 for the acute treatment of migraine and TRV734 for maintenance treatment of opioid use disorder.

For more information, please visit www.Trevena.com

For more information, please contact:

Company Contact:

Bob Yoder

SVP and Chief Business Officer

Trevena, Inc.

(610) 354-8840